Exhibit 10.1

May 15,  2016

Joseph M. Zubretsky

Dear Joe:

On behalf of the Board of Directors of The Hanover Insurance Group, Inc. (“The Hanover” or the “Company”),  I am pleased to confirm our offer for you to join The Hanover as its  President and Chief Executive Officer, reporting to the Board of Directors.  We believe you are very well-suited to lead our Company and we are excited for The Hanover’s future.  The terms of your employment are as follows:

1.	Base Salary: Effective on the date you commence employment with The Hanover (your “Employment Date”), your salary will be payable in biweekly installments which annualize to $1,000,000.

2.	Short-Term Incentive Compensation:

2016 Short-Term Incentive Compensation Award

You will participate in a  tailored  2016 short-term incentive compensation (“STIC”) program in accordance with the terms of the plan attached hereto as Exhibit A.

Eligibility for 2017 Short-Term Compensation Award

Your 2017 STIC target award, for which you will be eligible next year, will equal 140% of your base salary.  Actual payouts, however, may range from 0% to 200% of target depending upon your individual performance and The Hanover’s performance against certain pre-established performance criteria approved by the Compensation Committee and the Committee of Independent Directors (the “CID”).

Terms and Conditions

The terms and conditions of our annual STIC Programs are established by the Compensation Committee and the CID, typically at the regularly scheduled February meetings.  Any STIC payment, including the 2016 award, is contingent upon you being employed at The Hanover at the time the payment is made and is subject to the terms and conditions of the program.

3.	Long-Term Incentive Compensation:

2016 Long-Term Incentive Compensation Award

Effective on your Employment Date, you will be granted a 2016 long-term equity award with an estimated grant date fair value of approximately $3,000,000 (the “2016 Award”).  Approximately one-half of the 2016 Award will be in the form of performance-based restricted

Joseph M. Zubretsky

May 15, 2016

stock units (“PBRSUs”) that will vest,  if at all, at a level commensurate with the achievement of the performance metrics applicable to such award, on  the third anniversary of your Employment Date.  Actual payouts may range from 0% to 150% of the targeted number of units based upon The Hanover’s relative total shareholder return measured from your Employment Date through December 31, 2018.  The balance of this award will be granted in the form of stock options that will vest in three approximately equal annual installments commencing on the first anniversary of your Employment Date.

Initial Sign-On Long-Term Incentive Compensation Award

Effective on your Employment Date, you will also receive a one-time sign-on long-term equity incentive award with an estimated grant date fair value of approximately $3,000,000 (the “Sign-On Award”).  The Sign-On Award will be granted in the same form and proportions, and with the same terms and conditions, as the 2016 Award described above.

Future Long-Term Compensation Awards

You shall be eligible for future annual long-term equity or other grants in such amounts and on such terms and conditions as shall be determined at such times by the Compensation Committee and the CID.

Terms and Conditions

Exhibit B sets forth certain additional terms of these long-term equity awards.  In the case of a conflict between the terms of this Section 3 or Exhibit B, the terms of Exhibit B shall govern.

4.

Relocation:  You will be eligible to receive relocation assistance during the first twenty-four months of your employment under The Hanover Insurance Group Executive Relocation Program.  If you voluntarily terminate your employment without “Good Reason”, or your employment is terminated by The Hanover for “Cause”, within twenty-four (24) months from the start of your relocation process (the “Measurement Period”),  then you will be obligated to repay the unearned portion of such relocation expenses.  The start of the Measurement Period is the date of the first incurred expense by the relocation vendor.   The “unearned portion of such relocation expenses” shall be calculated by subtracting the number of whole months during the Measurement Period you worked from 24, and dividing the resulting difference by 24, and then multiplying the resulting quotient by the total amount of such relocation expenses.  We will discuss later the terms of your temporary living arrangements, but as a point of clarification, this “clawback” provision shall not apply to temporary living expenses approved by the Compensation Committee.

5.

Benefits: You will be eligible to participate in The Hanover’s benefit programs, including, but not limited to, Group Medical, Dental, Life, Short and Long-Term Disability Insurance, The Hanover Insurance Group Retirement Savings Plan, and our Non-Qualified Retirement Savings Plan.  Eligibility for and entitlements to benefits are determined by the terms and conditions of the applicable benefit plans, as they may be amended from time to time.

You will be eligible to earn four (4) weeks of vacation annually.

You will be eligible to participate in the financial planning and matching gifts programs currently available to other senior executives.

Joseph M. Zubretsky

May 15, 2016

6.	Severance Protection:

Change in Control

You will also be eligible to participate in The Hanover Insurance Group, Inc. Amended and Restated Employment Continuity Plan (the “Change in Control Plan”), in accordance with the terms thereof, as an “Executive Tier Participant” with a 2X “Multiplier” but without a Section 280G excise tax “gross up” and on a “best net” basis instead.  Participation in the Change in Control Plan requires agreement to certain non-solicitation, non-interference, confidentiality and other covenants as set forth in the plan (a copy of which has been provided to you), which are applicable whether or not such benefits become available, and no benefits shall be payable unless the Company receives a waiver and release and other terms and conditions of the Change in Control Plan are satisfied.

Other Involuntary Termination

In the event your employment is involuntarily terminated, other than for “Cause” or in connection with a “Change  in Control”, or you terminate your employment with the Company for “Good Reason”,  then you will be eligible to receive severance compensation equal to 2.4 times your base salary payable in a single lump sum cash payment to be paid on a date selected by the Company that is not later than sixty (60) days after your termination of employment; provided,  however, that if the 60-day period straddles a calendar year, then the payment will be made in the later year during the remainder of the 60-day period.  Additionally, to the extent unvested, you will continue to vest in any long-term equity incentive awards for one (1) year following your termination, but in no event may vesting extend beyond the award’s expiration date in the case of stock option awards.

As a condition to eligibility for such severance benefits, you will be required to execute and return to The Hanover  an irrevocable separation agreement in a form that is acceptable to the Company, which shall include a release of claims,  customary non-solicitation, non-interference, confidentiality, and non-disparagement provisions (but no other covenants that impose restrictions materially more burdensome than those set forth herein), along with other terms acceptable to the Company.  In the event that the Company believes that it has the right to terminate your employment for “Cause,” the Company must give you written notice of the purported Cause.  The Company shall provide you with notice of such purported Cause within ten (10) business days after the Board has become aware that Cause has been triggered (except that failure to provide notice timely shall be without prejudice to the Company’s right to terminate you with Cause unless such delay materially impaired your ability to cure such matter within the time-period hereinafter provided).  If such matter is susceptible to cure, then you shall have the right to do so within thirty (30) days of receipt of said notice.  To the extent that such matter is not susceptible to cure, or you do not cure such event within this thirty (30) day period, the Company shall be required to terminate your employment within thirty (30) days thereafter in order to have your termination of employment treated as a “Cause” termination.    In the event that you believe that you have the right to terminate your employment for “Good Reason” and receive severance benefits hereunder, you must give the Board of Directors written notice of the purported Good Reason within ten (10) business days of the first occurrence of such triggering event.  The Hanover shall have the right to cure within thirty (30) days of receipt of said notice.  To the extent that The Hanover does not cure such event within this thirty (30) day period, you

Joseph M. Zubretsky

May 15, 2016

shall be required to terminate your employment within thirty (30) days thereafter in order to have your termination of employment treated as a “Good Reason” termination.  References in this section to a “termination of employment” shall mean a “separation of service” as defined by Section 409A of the Internal Revenue Code of 1986 (the “Code”) (after giving effect to the presumptions contained therein).

7.

Covenants and Other Agreements:  The Hanover has certain conditions to employment which apply to all of its officers and senior employees.  Accordingly, as a condition of your employment with the Company, you agree that you will (i) not, directly or indirectly, during the term of your employment with The Hanover, and for a period of one year thereafter, hire, solicit, entice away or in any way interfere with The Hanover’s relationship with, any of its officers or employees, or in any way attempt to do so or participate with, assist or encourage a third party to do so; (ii) at all times, neither disclose any of The Hanover’s confidential or proprietary information to any third party, nor use such information for any purpose other than for the benefit of The Hanover and in accordance with Hanover policy; (iii) not, during the term of your employment  with The Hanover, and for a period of one year thereafter,  interfere with or seek to interfere with, The Hanover’s relationships with any of its policyholders, customers, clients, agents or vendors; and (iv) at all times, comply with The Hanover’s Code of Conduct and other policies and procedures as in effect from time to time. For the purposes of this provision, “confidential” or “proprietary” information shall include any information concerning the business, prospects, and goodwill of The Hanover including, by way of illustration and not limitation, all information (whether or not patentable or copyrightable) owned, possessed or used by The Hanover including, without limitation, any agent or vendor information, client information, potential agent or client lists, trade secrets, reports, technical data, computer programs, software documentation, software development, marketing or business plans, unpublished financial information, budgeting/price/cost information or agent, broker, employee or insured’s lists or compensation information, except to the extent such information is otherwise legally and publicly available.

8.

Representations and Other Considerations:  Please be advised that to the extent you are subject to any employment or contractual obligations to prior employer(s), the Company expects you to comply with such obligations and to inform the Company accordingly. The Hanover respects its competitors’ trade secrets and confidential information.  Please do not bring with you any confidential information or proprietary information from any of your prior employers, and please do not use such information at any time, in any way, during the course of your employment with The Hanover.

You represent that you have provided The Hanover with copies of any agreement or employment policies, including any code of conduct or similar policies, that may set forth any continuing obligations to such prior employer(s), and that you are not aware of any agreement or employment policy of any kind that will prevent you from fulfilling, or that in any way could interfere or adversely affect your ability to fulfill, your responsibilities to The Hanover in the capacities contemplated. You represent that you have no reason to believe that any regulatory authority in the U.S., United Kingdom, European Union, or elsewhere, including, but not limited to the U.S. Securities and Exchange Commission, various state departments of insurance, the U.K. Financial Conduct Authority and the U.K. Prudential Regulatory Authority, would object to you becoming an officer and director of The Hanover or of any of its insurance and non-

Joseph M. Zubretsky

May 15, 2016

insurance subsidiaries.  You also represent that you are not aware of any other impediment to your ability to fulfill the responsibilities contemplated as President, Chief Executive Officer and a Director of The Hanover or any of its subsidiaries.

9.	Miscellaneous:

Electronic Payment: As a condition of employment, all employees are paid through Electronic Funds Transfer (EFT).

Employment Eligibility:  Under the Federal immigration law, you will be required to complete an I-9 form verifying your employment eligibility in the United States on or prior to your Employment Date.  We will provide you with a list of acceptable forms of documentation.

At-Will Employment Relationship:  This offer letter briefly summarizes some of the terms and conditions of your employment.  This letter is not and should not be construed as an employment contract.  Employment at The Hanover is at-will.  This means that you or the Company can terminate the employment relationship at any time, for any reason or no reason at all, with or without cause or notice.

Other Activities:  You may, with the permission of the Board, accept outside directorships (but no more than one public company) and engage in other activities for civic and charitable organizations to the extent doing so does not interfere or adversely affect your ability to fulfill your responsibilities to The Hanover in the capacities contemplated.

Definitions:  Certain terms used herein or in the Exhibits hereto have the meanings assigned to them in Exhibit C.

Entire Agreement; Governing Law: This letter agreement sets forth the entire agreement between you and the Company and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment.  This letter agreement and your employment relationship shall be governed by the laws of Massachusetts, without regard to the law of conflicts.

Company Policies:  You shall be subject to the Company’s policies as in effect from time to time, including stock ownership guidelines applicable to executive officers, Insider Trading Policy, Policy Regarding Recoupment of Formulae-Based Performance Compensation, and policies relating to hedging and pledging of securities linked to The Hanover.

Withholding:  All payments made by the Company under this agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

10.

Other:  Our current plan is to announce your appointment on Monday, May 16, 2016, effective June 20,  2016, which would be your actual Employment Date. We will elect you as a non-independent director of  The Hanover effective on your Employment Date.  No additional compensation is payable to management members for Board service.

Joseph M. Zubretsky

May 15, 2016

Joe, we are truly excited about your decision to join The Hanover. The entire Board looks forward to working with you.

Very truly yours,

/s/ Michael Angelini

Michael Angelini

Chairman of the Board

The Hanover Insurance Group, Inc.

/s/ P. Kevin Condron

P. Kevin Condron

Chairman of the Search Committee

and of the Compensation Committee

The Hanover Insurance Group, Inc.

Accepted and Agreed:

/s/ Joseph M. Zubretsky

Name: Joseph M. Zubretsky

Date: May 15, 2016

Joseph M. Zubretsky

May 15, 2016

Exhibit A

2016 Annual Short-Term

Incentive Compensation Plan

The award payable under this program will equal the lesser of (i) 1% of The Hanover’s pre-tax operating income, before interest expense on debt and as adjusted to exclude the impact of catastrophes, measured over the six month period ending on December 31, 2016, as reported on the Company’s financial statements as filed with the Securities and Exchange Commission on a Form 8-K (including as a cover to the year-end earnings press release) or Form 10-K and certified by the Company’s Chief Financial Officer;  or (ii) 140% of your 2016 annualized base salary. Such award will be issued pursuant to, and subject to the terms of, the 2014 Executive Short-Term Incentive Compensation Plan, will be payable in March 2017 at such time as 2016 STIC awards are payable to other executives of the Company, and shall be subject to such further terms and conditions as are designed to ensure its compliance with Section 162(m) of the Code and to such administrative rules and conditions as otherwise apply to the Company’s Executive and Leadership STIC Plans.

Joseph M. Zubretsky

May 15, 2016

Exhibit B

Certain Additional Terms Applicable to Long-Term Equity Awards

Retirement:  Your 2016 Award, Sign-On Award and any future long-term equity awards will provide for pro-rated vesting of PBRSUs upon Retirement.  Additionally, upon Retirement, any then vested stock options shall remain exercisable for a period of three (3) years (but in no event later than the option’s scheduled expiration date and subject to earlier cancellation as provided under Award Terms below).

Award Terms: Except as otherwise provided herein, all such awards shall be subject to the terms and conditions of The Hanover Insurance Group 2014 Long-Term Incentive Plan (the “2014 Plan”) or any successor long-term equity plan of the Company and the standard Company grant agreements as in effect from time to time (the “Grant Agreements”).  For purposes of determining the Company’s relative total shareholder return with respect to the 2016 and Sign-on Award PBRSUs, the Company will adopt the same methods and methodologies, to the extent practicable, as apply to the 2016 grants of PBRSUs made to other executive officers of the Company.    Notwithstanding any provision of any stock option awards which provide for an extended exercise period following separation from the Company, in the event of a Change in Control (as defined in the 2014 Plan) or other extraordinary transaction pursuant to which options are cashed-out, converted to or exchanged for another right, cancelled, or otherwise amended, such awards shall be subject to the same treatment, which may include cancellation, as shall apply generally to all executive-level holders of vested stock options.  For example, in the event the terms of any such transaction provide for the cancellation of options which are “out-of-the-money” at the designated time, any out-of-the-money vested options then held by you shall similarly be subject to cancellation and the extended right to exercise such options shall not survive.

Change in Control:  In the event of a Change in Control (as defined in the 2014 Plan), any vested or unvested equity awards will be subject to the same terms, conditions and rights as are set forth in all other awards governed by Grant Agreements except that, notwithstanding any other provision to the contrary, including any rights otherwise triggered by the subsequent involuntary termination of your employment by the Company (or its successor) or constructive termination by you, no equity-based awards granted pursuant to this letter agreement or otherwise within twelve months from your Employment Date, shall be subject to accelerated vesting (or conversion) as a result of such events without the explicit approval of the CID in its sole discretion.  For avoidance of doubt and in the event of a Change in Control, and unless otherwise agreed, any such awards granted after the one-year anniversary of the Employment Date shall be governed by the terms of the standard plan agreements in effect from time to time.

Joseph M. Zubretsky

May 15, 2016

Exhibit C

Selected Definitions

Except as provided herein, capitalized terms used herein without definition shall have the following meanings:

The term “Cause” shall mean:  (i) your continued willful failure to perform substantially your duties with the Company or any affiliate (other than any such failure resulting from your incapacity due to disability within the meaning of the Company's short-term disability plan as in effect at the time such determination is made) after ten (10) days prior written notice from the Board; (ii) your conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving theft or embezzlement, or a felony; (iii) your willful engagement in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company or any affiliate; (iv) your material breach of any non-disclosure or non-solicitation agreement with the Company or any affiliate; (v) your willful violation of a posted Company policy applicable to all employees which violation is demonstrably and materially injurious to the Company or any affiliate; or (vi) any material breach of your representations, covenants and other obligations and agreements set forth in this letter agreement.  “Cause” may not be alleged except upon a determination by the Board of Directors of the Company.

The term “Good Reason” shall mean (i) any material and adverse change with respect to your authority, duties or responsibilities; (ii) a reduction in your rate of annual base salary as set forth in the letter agreement; (iii) a reduction in your annual short-term incentive compensation plan target award (but excluding the conversion of any cash incentive arrangement into an equity incentive arrangement of commensurate value or vice versa) from that set forth in the letter agreement; (iv) a material reduction in health, welfare and retirement benefits offered as of the date of this letter agreement, unless the reduction applies similarly to all domestic executive officers of the Company; (v) any requirement that you relocate to an office more than 35 miles from the Worcester facility; (vi) any failure of the Board to nominate you to the Board of Directors at the end of your then current term; or (vii) your removal as a director by action of the Board of Directors; in each case set forth in clauses (vi) and (vii), without Cause.  Notwithstanding the foregoing with respect to subsections (ii) and (iii) above, reductions to your annual base salary and/or target annual short-term incentive compensation of less than 10% in the aggregate, taking into account any prior reductions to the same, shall not be deemed “Good Reason” if such reductions are applied to all senior executives at the Company or the applicable successor entity, as applicable.

The term “Change in Control” shall have the meaning in the Change in Control Plan.

The term “Retirement” as used in Exhibit B only, shall mean your termination of employment with the Company for any reason other than by the Company for “Cause”,  following your attainment of age 65.

The terms “the Company” and “The Hanover” shall include, depending on the context, the direct and indirect subsidiaries of The Hanover Insurance Group, Inc.